NorthWestern CORPORATION
RIGHTS AGREEMENT
FIRST AMENDMENT

          The Rights Agreement, dated as of December 11, 1996, between NorthWestern Corporation (formerly known as Northwestern Public Service Company), a Delaware corporation, and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.) is hereby amended as follows:

           (1)      Section 28 is amended to provide as follows:

          Section 28.   Supplements and Amendments.  The Company and the Rights Agent may from time to time supplement or amend any provisions of this Agreement or terminate this Agreement without approval of any holders of Right Certificates at any time prior to a Stock Acquisition Date. From and after the Stock Acquisition Date, the Company and Rights Agent, upon receipt of the certificate described below, shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, other than the time period during which the Rights may be exercised, or (iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 28, the Rights Agent shall execute such supplement or amendment unless the Rights Agent shall have determined in good faith that such supplement or amendment would adversely affect its interest under this Agreement.  Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

           (2)      A new subsection 1.(m) is added to read as follows:

          SECTION 1. Certain Definitions.  (m)  "Exempt Person" shall mean an institutional investor whose acquisition of greater than 15% but less than 25% of the Voting Power is approved by a majority of the Board of Directors of the Company, provided, however, that the institutional investor's acquisition of such Voting Power is in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act.  An Exempt Person shall become an Acquiring Person if 25% or more of the Voting Power is acquired.  For purposes of the definition of Exempt Person, any of the following shall constitute an institutional investor: (A) a broker or dealer registered under Section 15 of the Exchange Act; (B) a bank as defined in Section 3(a)(6) of the Exchange Act; (C) an insurance company as defined in Section 3(a)(19) of the Exchange Act; (D) an investment company registered under Section 8 of the Investment Company Act of 1940; (E) an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (F) an employee benefit plan or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund; (G) any other entity the primary business purpose of which is investing in stock of operating companies, although exempt from registration under the Investment Company Act of 1940; (H) a parent holding company for Persons described in clauses (A) through (G) above, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not Persons specified in clauses (A) through (G) above, does not exceed one percent of the securities of the subject class; or (i) a group, provided that all the members are Persons specified in clauses (A) through (H) above.

          (3)      The first portion of the second sentence of Subsection 1.(a) is amended to read as follows:

          Section 1.  Certain Definitions.  (a) .  .  .  Notwithstanding the foregoing, (A) the term "Acquiring Person" shall not include (i) the Company, (ii) any subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any of its subsidiaries,  (iv) any Person holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such employee benefit plan or (v) any Exempt Person.

             This First Amendment is approved, this 21st day of August, 2000.

NORTHWESTERN CORPORATION	WELLS FARGO BANK MINNESOTA, NA

By: M. D. Lewis	By: Barbara M. Novak
Chairman & CEO	Title: Vice President